                            Scopus Technology, Inc.
               Statement of Computation of Net Income Per Share
                     (in Thousands, except per share data)
                                  (Unaudited)

                                 Exhibit 11.1

                                                      Three Months Ended       Nine Months Ended
                                                         December 31,             December 31,
                                                       1995        1996         1995         1996
---------------------------------------------------------------------------------------------------
Weighted average number of common
  shares outstanding                                    10,397    12,380          9,584    11,895

Shares issuable pursuant to stock option
  plans, less shares assumed repurchased
  at average fair market value during the
  period.                                                1,134     1,094            946     1,135

Number of shares used for computation of               -------   -------        -------   -------
  earnings per share (Primary)                          11,531    13,474         10,530    13,030
                                                       -------   -------        -------   -------
Net income                                             $   547   $ 2,660        $   774   $ 5,009
                                                       -------   -------        -------   -------
Net income per share (1)                               $  0.05   $  0.20        $  0.07   $  0.39
                                                       -------   -------        -------   -------

(1) There is no difference between primary and fully diluted net income per share

                                 Page 19 of 19